Exhibit 99.3

IHS Inc. and Subsidiaries
Unaudited Pro Forma Financial Information

The accompanying unaudited pro forma condensed combined statements of operations for the year ended November 30, 2012 and for the nine months ended August 31, 2013 have been prepared as if IHS Inc.'s ("IHS", "we", "our") acquisition of R. L. Polk & Co. ("Polk") had occurred on December 1, 2011.

A pro forma condensed consolidated balance sheet is not included in this filing because the transaction has already been reflected in our condensed consolidated balance sheet as of August 31, 2013, which was included in our fiscal third quarter Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 24, 2013.

The pro forma information provided in this filing reflects preliminary estimates and assumptions based on information available at the time of preparation, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets and higher levels of interest expense. The pro forma statements do not include the impacts of any revenue, cost, or other operating synergies that may result from the merger.

The pro forma financial statements do not purport to represent what the results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, these statements do not purport to project the future financial position or operating results of the combined company.

IHS Inc. and Subsidiaries
Pro Forma Condensed Combined Statement of Operations
For the Year Ended November 30, 2012
(in thousands, except per share data)
(Unaudited)

	IHS Inc. (a)	Polk (b)	Pro Forma Adjustments (c)		Pro Forma Combined
Revenue	1,529,869	394,032	—		1,923,901
Operating expenses:
Cost of revenue	624,514	149,591	—		774,105
Selling, general and administrative	534,043	151,228	—		685,271
Depreciation and amortization	118,243	20,647	40,334	(1)	179,224
Restructuring charges	16,829	2,207	—		19,036
Acquisition-related costs	4,147	—	—		4,147
Net periodic pension and postretirement expense	24,917	—	—		24,917
Other income, net	(111)	176	—		65
Total operating expenses	1,322,582	323,849	40,334		1,686,765
Operating income	207,287	70,183	(40,334)		237,136
Interest income	999	682	—		1,681
Interest expense	(20,573)	(362)	(27,699)	(2)	(48,634)
Non-operating expense, net	(19,574)	320	(27,699)		(46,953)
Income from continuing operations before income taxes	187,713	70,503	(68,033)		190,183
Provision for income taxes	(29,564)	(26,306)	26,659	(3)	(29,211)
Income from continuing operations	158,149	44,197	(41,374)		160,972
Income from discontinued operations, net	19	—	—		19
Net income	158,168	44,197	(41,374)		160,991

Earnings per share from continuing operations:
Basic	$2.40	—	—		$2.40
Diluted	$2.37	—	—		$2.37

Weighted average shares:
Basic	65,840	—	1,334	(5)	67,174
Diluted	66,735	—	1,334	(5)	68,069

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Operations.

IHS Inc. and Subsidiaries
Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended August 31, 2013
(in thousands, except per share data)
(Unaudited)

	IHS Inc. (a)	Polk (b)	Pro Forma Adjustments (c)		Pro Forma Combined
Revenue	1,280,956	264,683	—		1,545,639
Operating expenses:
Cost of revenue	530,778	95,021	—		625,799
Selling, general and administrative	465,182	99,534	—		564,716
Depreciation and amortization	107,787	13,907	25,096	(1)	146,790
Restructuring charges	11,283	(273)	—		11,010
Acquisition-related costs	18,059	64,375	(35,489)	(4)	46,945
Net periodic pension and postretirement expense	6,724	37,192	—		43,916
Other income, net	3,733	164	—		3,897
Total operating expenses	1,143,546	309,920	(10,393)		1,443,073
Operating income (loss)	137,410	(45,237)	10,393		102,566
Interest income	879	327	—		1,206
Interest expense	(28,356)	(737)	(16,326)	(2)	(45,419)
Non-operating expense, net	(27,477)	(410)	(16,326)		(44,213)
Income (loss) from continuing operations before income taxes	109,933	(45,647)	(5,933)		58,353
Provision for income taxes	(18,909)	14,847	7,107	(3)	3,045
Income (loss) from continuing operations	91,024	(30,800)	1,174		61,398
Income (loss) from discontinued operations, net	(101)	—	—		(101)
Net income (loss)	$90,923	(30,800)	1,174		61,297

Earnings per share from continuing operations:
Basic	$1.38	—	—		$0.91
Diluted	$1.36	—	—		$0.90

Weighted average shares:
Basic	66,112	—	1,101	(5)	67,213
Diluted	66,843	—	1,101	(5)	67,944
See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Operations.

IHS Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Combined Statements of Operations
Note 1: Basis of Pro Forma Presentation

On July 15, 2013, IHS paid approximately $1.24 billion in cash, net of cash acquired, and 1,334,477 shares of common stock of IHS, which was issued from IHS treasury stock, pursuant to the Stock Purchase Agreement (the “Purchase Agreement”) to acquire Polk. The cash portion of the approximately $1.4 billion transaction was funded with cash on hand, cash from an amended existing revolver, and a new bank term loan. Polk is a recognized leader in providing automotive information and analytics solutions. We anticipate that the combination of our automotive products and the Polk suite of products and services will allow us to further establish our automotive business as a strategic partner for the automotive industry worldwide.

Note 2: Pro Forma Columns

The columns included in the unaudited pro forma condensed combined statements of operations are as follows:

(a) Represents IHS's historical consolidated statements of operations for the year ended November 30, 2012 and the nine months ended August 31, 2013, respectively. Polk's results for the month and a half ended August 31, 2013 are included in the IHS historical results for the nine months ended August 31, 2013 as a result of the acquisition.

(b) Polk has a different fiscal year end than IHS. The IHS fiscal year ends on November 30 of each year, while Polk's fiscal year ends on March 31 of each year. As the fiscal years differ by more than 93 days, financial information for Polk for the seven and a half months ended July 15, 2013 and the twelve months ended December 31, 2012 has been used in preparation of the pro forma financial statements.

The Polk financial information for the seven and a half months ended July 15, 2013 was prepared by adding the monthly unaudited consolidated statements of operations of Polk for the months ended December 31, 2012 through June 30, 2013 and the unaudited consolidated statement of operations for the period July 1, 2013 through July 15, 2013. These unaudited consolidated statements of operations were obtained from Polk’s accounting records. The monthly statements for the months ended December 31, 2012 through March 31, 2013 formed part of the basis for the audited consolidated statement of operations for the year ended March 31, 2013 included in Exhibit 99.1 to this Current Report on Form 8-K/A, and the monthly statements for the months ended April 30, 2013 through June 30, 2013 formed the basis for the unaudited consolidated statement of operations for the quarter ended June 30, 2013 included in Exhibit 99.2 to this Current Report on Form 8-K/A.

The Polk financial information for the twelve months ended December 31, 2012 was prepared by adding the four unaudited quarterly consolidated statements of operations for the quarters ended March 31, 2012; June 30, 2012; September 30, 2012; and December 31, 2012. The four quarterly consolidated statements of operations were obtained from Polk’s accounting records that formed the basis for the audited consolidated statement of operations for the year ended March 31, 2013 included in Exhibit 99.1 to this Current Report on Form 8-K/A and the audited financial statements for the year ended March 31, 2012, which are not included herein. Polk's results for the month and a half ended August 31, 2013 are included in the IHS historical results for the nine months ended August 31, 2013 as a result of the acquisition.

Certain line item amounts from Polk's historical consolidated statements of operations have been reclassified to conform to the IHS presentation format.

(c) Represents the pro forma adjustments for the Polk acquisition, as follows:

(1) Adjustment to reflect a net increase in depreciation and amortization expense of $40.3 million and $25.1 million for the year ended November 30, 2012 and the nine months ended August 31, 2013, respectively. Intangible asset amortization expense associated with the fair value allocated to Polk's intangible assets in the current transaction, as described in Note 3 below, amounted to approximately $47.7 million and $29.8 million for the year ended November 30, 2012 and the seven and a half months ended July 15, 2013, respectively. The increase was partially offset for both periods by removing the effect of Polk's intangible asset amortization expense associated with capitalized databases and previous acquisitions consummated by Polk, which amounted to $7.4 million and $4.7 million for the year ended November 30, 2012 and the seven and a half months ended July 15, 2013, respectively.

(2) Adjustment to reflect a net increase in interest expense of $27.7 million and $16.3 million for the year ended November 30, 2012 and the nine months ended August 31, 2013, respectively. Additional interest expense of $27.7 million and $16.6 million for the year ended November 30, 2012 and the seven and a half months ended July 15, 2013, respectively, relates to a new $700 million bank term loan and the drawdown of approximately $440 million on our existing line of credit used to fund the Polk acquisition, which incurred interest expense at a rate of 2.43 percent during the period. This increase in interest expense was offset by no reduction in interest expense for the Polk year ended December 31, 2012 and a $0.3 million reduction in interest expense for the Polk seven and a half months ended July 15, 2013, associated with the assumed payoff of Polk's line of credit as of the acquisition date. A 1/8 percent increase in the interest rate would have resulted in a decrease to net income of $0.9 million and $0.5 million for the year ended November 30, 2012 and the nine months ended August 31, 2013, respectively.

(3) Adjustment to apply the applicable statutory tax rate to the pro forma adjustments based on the nature of the adjustments and their deductibility for tax purposes.

(4) Adjustment to remove acquisition-related costs of $35.5 million, as described in Note 4 below.

(5) Adjustment to weighted average shares outstanding for the period presented to account for the issuance of 1,334,477 shares in connection with the acquisition.

Note 3: Purchase Price Allocation

The purchase price allocation for this acquisition is considered preliminary and may change upon completion of the determination of the fair value of assets acquired and liabilities assumed. The following table summarizes the initial purchase price allocation, net of acquired cash, as of July 15, 2013, the date of acquisition (in thousands):

Assets:
Current assets	$79,581
Property and equipment	32,311
Intangible assets	632,100
Goodwill	929,981
Other long-term assets	11,032
Total assets	1,685,005
Liabilities:
Current liabilities	51,785
Deferred taxes	250,024
Other long-term liabilities	8,926
Total liabilities	310,735
Purchase price	$1,374,270

The $632.1 million of intangible assets acquired consists of $327.6 million of information databases content, $163.7 million of customer relationships, and $140.8 million of trademarks. These intangible assets will be amortized over their expected useful lives, from 3 to 15 years.

Note 4: Non-recurring Items

The unaudited pro forma condensed combined statements of operations do not reflect nonrecurring charges resulting from the acquisition. Most of these charges were recorded during the three months ended August 31, 2013, and are comprised of investment banker, legal, regulatory, and other professional fees associated with the transaction.